Exhibit 99

Corn Products International, Inc.

Westchester, Ill 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
	Investors:	Aaron Hoffman, 708-551-2592
	Media:	Mark Lindley, 708-551-2602

CORN PRODUCTS INTERNATIONAL REPORTS STRONG 2011 FIRST QUARTER RESULTS

•                  First quarter 2011 reported EPS rose 246 percent from $0.57 to $1.97

•                  First quarter 2011 adjusted EPS increased 103 percent from $0.63 to $1.28

•                  Increasing full year EPS guidance by $1.25 ($0.75 NAFTA settlement and $0.50 from operations) to a range of $4.85 to $5.15

WESTCHESTER, Ill., May 2, 2011 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of ingredient solutions to diversified industries, today reported that first quarter diluted earnings per share (EPS) rose 246 percent to $1.97 compared to $0.57 last year.  The first quarter of 2011 included a $0.75 per share gain as a result of a payment from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a North American Free Trade Agreement (NAFTA) dispute and $0.06 per share of acquisition integration charges.  The first quarter of 2010 included $0.04 per share of restructuring charges related to the Chilean earthquake and $0.02 per share of acquisition costs.  Excluding these items, adjusted EPS rose 103 percent from $0.63 to $1.28 in the quarter.

“Corn Products delivered a very strong first quarter as we benefited from good performance across the entire business including the recently acquired National Starch,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “These results reflect the strength of our business model which takes a regional approach with a global perspective combined with a prudent commodity risk management philosophy to deliver long-term performance.  Looking ahead, we continue to expect another year of earnings growth.  We also plan to continue to invest in our business for future growth through capital expansions in key markets like Brazil, cost savings programs, and new product development leveraging our acquired R&D capability.”

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Financial Review

Net Sales

First quarter net sales rose 56 percent from $937 million to $1.46 billion.  The increase is attributable to higher volume of $351 million which was largely a result of the incremental $348 million of sales associated with the National Starch business.  Higher selling prices contributed $149 million and $22 million was a result of favorable foreign exchange.

Gross Profit

Gross profit increased by 109 percent in the first quarter from $143 million to $298 million, expanding the gross profit margin from 15.2 percent in the year ago period to 20.4 percent this year.  The improvement was driven by the addition of the National Starch business and the growth in legacy Corn Products operations.

Operating Income

First quarter operating income was up 217 percent from $72 million to $227 million.  The change was driven by the $58 million related to the NAFTA settlement, and the remaining change was almost evenly split between incremental operating income from the National Starch business and organic growth.

Adjusted operating income rose 127 percent from $78 million to $176 million in the first quarter 2011.  The first quarter 2011 included $58 million related to the NAFTA settlement and $7 million of integration costs.  The first quarter 2010 included $3 million of acquisition costs and $3 million of restructuring related to the Chilean earthquake.

The Company also realized $6 million of integration synergies generated by lower pension costs and procurement savings in the first quarter 2011.

Financial and Business Highlights

•                  Cash provided by operations was $22 million in the first quarter 2011, compared with $57 million in the same period of 2010.

•                  Change in trade working capital was a use of $202 million in the first quarter 2011 primarily as inventories rose due to higher commodity costs and an increase in finished goods to meet anticipated customer demand.  The use of cash also reflects higher accounts receivable as our sales have increased.

•                  In the first quarter of 2011, capital expenditures, net of disposals, were $33 million.  The spending was focused on the North and South American businesses to add capacity for growth initiatives and to reduce costs.

•                  Net financing costs in the first quarter were $27 million compared to $5 million in the year-ago quarter.  The increase primarily relates to costs associated with financing the National Starch acquisition.

•                  The effective tax rate as reported was 22.6 percent for the quarter compared to 33.0 percent in the year-ago quarter.  The effective tax rate for 2011 is estimated to be between 31 percent and 32 percent, absent the impact of the NAFTA settlement.

•                  At March 31, 2011, total debt and cash and cash equivalents were $1.76 billion and $267 million, respectively, versus $1.77 billion and $302 million, respectively, at December 31, 2010.

•                  The Company received $58 million, or $0.75 per share, in January 2011 from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a NAFTA award.  There are no U.S. taxes associated with this payment.

Business Review

As a result of the acquisition and integration of National Starch, the Company has changed its reporting regions.  Pakistan, Kenya and Nigeria were historically reported as part of the Asia/Africa region (renamed Asia Pacific) and are now included in the Europe, Middle East and Africa (EMEA) region.  For comparability purposes, amounts for 2010 have been reclassified to reflect the new regional reporting.

North America

North American net sales rose 44 percent from $541 million to $780 million in the first quarter 2011.  The increase came from stronger volumes of $166 million, a price/mix benefit of $67 million reflecting higher pricing and $6 million from favorable foreign exchange rates.  The volume increase is attributable to the National Starch business.

Operating income was $101 million, up 162 percent compared to $38 million in the year-ago period, driven by positive price/mix in the U.S., Mexico and Canada and incremental operating income from the National Starch business.

South America

South American sales in the first quarter 2011 were $368 million, an increase of 32 percent compared to $278 million in the prior-year quarter as sales increased throughout the region.  The increase came from a $57 million improvement in price/mix, $20 million of incremental volume, including $19 million from National Starch, and $13 million of favorable foreign exchange rates.  Sales to the brewing, confectionary and processed food industries all experienced growth compared to last year.

Operating income was $49 million, up 27 percent from $39 million in the year-ago period.  The increase in operating income was driven by a combination of strong pricing and favorable product mix.

Asia Pacific

In the first quarter 2011, net sales rose 133 percent from $78 million to $182 million, as a result of $88 million of higher volumes, $12 million of improved price/mix, and $3 million of favorable currency translation.  The volume increase is attributable to the acquisition of National Starch.

Operating income grew 185 percent in the quarter from $7 million to $19 million, due to incremental operating income from National Starch.

Europe, Middle East, Africa (EMEA)

In the first quarter 2011, net sales rose 219 percent from $41 million to $130 million, as a result of $77 million of higher volumes and $14 million of improved price/mix, partially offset by $1 million of unfavorable currency translation.  The volume increase is largely attributable to the acquisition of National Starch.

Operating income grew 238 percent in the quarter from $6 million to $22 million, largely due to incremental operating income from National Starch.  Organic volume growth and positive price/mix also contributed to the increase.

2011 Guidance

EPS for 2011 is expected to be in a range of $4.85 to $5.15.  The guidance includes the $0.75 per share impact of the NAFTA settlement and approximately $20 million of acquisition-related benefits that are expected to be offset by about $30 million of integration costs.  The Company expects the second quarter to be negatively impacted by the anticipated completion of a significant maintenance project in North America.

Net sales are expected to exceed $6 billion in 2011.

The effective tax rate for 2011 is estimated to be between 31 percent and 32 percent, absent the impact of the NAFTA settlement.

Capital expenditures in 2011 are anticipated to be between $280 and $300 million and will support growth investments across the organization, particularly in South America and Europe.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

About the Company

Corn Products International, Inc. is a leading global ingredient provider to the food, beverage, brewing and pharmaceutical industries as well as numerous industrial sectors.  The Company produces ingredients that provide valuable solutions to customers in approximately 50 countries.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; tapioca availability; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q or 8-K.

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Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Change
(In millions, except per share amounts)	2011	2010	%
Net sales before shipping and handling costs	$1,535.6	$994.9	54%
Less: shipping and handling costs	76.1	57.7	32%
Net sales	$1,459.5	$937.2	56%
Cost of sales	1,161.3	794.4	46%
Gross profit	$298.2	$142.8	109%

Operating expenses	131.0	69.7	88%
Other (income) expense, net	(60.2)	1.3
Operating income	$227.4	$71.8	217%
Financing costs, net	26.6	4.7	466%
Income before income taxes	$200.8	$67.1	199%
Provision for income taxes	45.3	22.2
Net income	$155.5	$44.9	246%
Less: Net income attributable to non-controlling interests	1.9	1.5	27%
Net income attributable to CPI	$153.6	$43.4	254%

Earnings per Common Share Attributable to CPI Common
Shareholders:

Weighted average common shares outstanding:
Basic	76.4	75.3
Diluted	78.1	76.4

Earnings per common share of CPI:
Basic	$2.01	$0.58	247%
Diluted	$1.97	$0.57	246%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2011	December 31, 2010
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$267	$302
Accounts receivable — net	844	735
Inventories	789	678
Prepaid expenses	25	20
Deferred income tax assets	18	18
Total current assets	1,943	1,753

Property, plant and equipment — net	2,127	2,123
Goodwill — net	640	635
Other intangible assets — net	362	364
Deferred income tax assets	64	71
Investments	10	12
Other assets	115	113
Total assets	$5,261	$5,071

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$115	$88
Deferred income taxes	20	12
Accounts payable and accrued liabilities	780	791
Total current liabilities	915	891

Non-current liabilities	247	240
Long-term debt	1,640	1,681
Deferred income taxes	249	249
Share-based payments subject to redemption	7	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 76,382,114 and 76,034,780 shares issued at March 31, 2011 and December 31, 2010, respectively	1	1
Additional paid-in capital	1,134	1,120
Less: Treasury stock (common stock; 52,182 and 11,529 shares at March 31, 2011 and December 31, 2010, respectively) at cost	(2)	(1)
Accumulated other comprehensive loss	(145)	(190)
Retained earnings	1,189	1,046
Total CPI stockholders’ equity	2,177	1,976
Non-controlling interests	26	26
Total equity	2,203	2,002

Total liabilities and equity	$5,261	$5,071

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(In millions)	2011	2010

Cash provided by operating activities:
Net income	$156	$45
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49	35
Decrease (increase) in margin accounts	9	(45)
Decrease (increase) in other trade working capital	(202)	18
Other	10	4
Cash provided by operating activities	22	57

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(33)	(21)
Cash used for investing activities	(33)	(21)

Cash provided by (used for) financing activities:
Proceeds from (payments on) borrowings, net	(20)	114
Issuance of common stock	7	6
Dividends paid (including to non-controlling interests)	(12)	(12)
Excess tax benefit on share-based compensation	1	1
Cash provided by (used for) financing activities	(24)	109

Effect of foreign exchange rate changes on cash	—	1
Increase (decrease) in cash and cash equivalents	(35)	146
Cash and cash equivalents, beginning of period	302	175
Cash and cash equivalents, end of period	$267	$321

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

(In millions)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2011	2010	%
Net Sales
North America	$779.8	$540.6	44%
South America	367.7	277.7	32%
Asia Pacific	182.0	78.2	133%
EMEA	130.0	40.7	219%
Total	$1,459.5	$937.2	56%

Operating Income
North America	$100.6	$38.4	162%
South America	49.2	38.7	27%
Asia Pacific	19.1	6.7	185%
EMEA	21.6	6.4	238%
Corporate	(14.5)	(12.7)	14%
Sub-total	176.0	77.5	127%
NAFTA award	58.4	—
Integration / acquisition costs	(7.0)	(3.0)
Restructuring charge related to Chile earthquake	—	(2.7)
Total	$227.4	$71.8	217%

As a result of the acquisition and integration of National Starch, the Company has changed its reporting regions.  Certain operations that were historically reported as part of the former Asia/Africa region (now Asia Pacific) are now included within the EMEA region.  For comparability purposes, amounts for 2010 have been reclassified to reflect the new regional reporting.

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2011 and 2010, were $33 million and $21 million, respectively. Capital expenditures for the full year 2011 are anticipated to be in the range of $280 million to $300 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs and acquisition and integration costs related to the acquisition of National Starch. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010
	(in millions)	EPS	(in millions)	EPS

Net income attributable to CPI	$153.6	$1.97	$43.4	$0.57

Add back (deduct):

NAFTA award	(58.4)	(0.75)	—	—

Integration / acquisition costs, net of income tax benefit of $2.2 million and $1.2 million in 2011 and 2010, respectively	4.8	0.06	1.8	0.02

Restructuring charge related to Chile earthquake	—	—	2.7	0.04

Non-GAAP adjusted net income	$100.0	$1.28	$47.9	$0.63

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2011	2010

Operating income	$227.4	$71.8

Add back (deduct):

NAFTA award	(58.4)	—

Integration / acquisition costs	7.0	3.0

Restructuring charge related to Chile earthquake	—	2.7

Non-GAAP adjusted operating income	$176.0	$77.5